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Exhibit 5.1

March 31, 2004

Marathon Oil Corporation
5555 San Felipe Road
Houston, Texas 77056-2799

Gentlemen:

        Marathon Oil Corporation, a Delaware corporation ("Marathon"), has engaged us to render the opinions we express below in connection with its offering of an aggregate of 34,500,000 shares of common stock, par value $1.00 per share (the "Shares"), which it is offering under the registration statement on Form S-3 (Reg. Nos. 333-99223, 333-99223-01, and 333-99223-02), it filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), which relates to Marathon's offering and sale of various securities under the 1933 Act's Rule 415. In this letter, "Registration Statement" means that registration statement when it became effective under the 1933 Act.

        For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

  •
  the restated certificate of incorporation and by-laws, each as amended to date, of Marathon;

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  the Registration Statement and its exhibits;

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  the prospectus the Registration Statement includes;

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  the prospectus supplement dated March 25, 2004 that Marathon prepared and filed with the SEC on March 26, 2004 under the 1933 Act's Rule 424(b)(5);

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  the underwriting agreement and related pricing agreement, each dated March 25, 2004 among Marathon and Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters, relating to the offering and sale of the Shares (the "Underwriting Agreements");

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  the resolutions of the board of directors of Marathon (the "Board") and a committee of its officers the Board has established which authorize the issuance of the Shares and approve the terms of the offering and sale of the Shares;

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  corporate records of Marathon, including minute books it has furnished us; and

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  certificates of public officials and of representatives of Marathon.

        In giving these opinions, we have relied on certificates of officers of Marathon and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.

        On the basis of and subject to the foregoing, we are of the opinion that:

          1.     Marathon is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

          2.     The Shares have been duly authorized and, when issued and delivered in accordance with the Underwriting Agreements against payment therefor, will be validly issued, fully paid and non-assessable.

        We limit the opinions we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to Marathon's current report on Form 8-K reporting the offering of the Shares. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.

Very truly yours,
/s/ Baker Botts L.L.P.

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  Exhibit 5.1